EXHIBIT 10.3


                                SERVICES CONTRACT

This Agreement is made by and between The Entertainment Internet, Inc., a Nevada
corporation   ("Corporation",   "Company"  and/or  "TEI")  and  Jeremy  Schuster
("Employee", "Jeremy Schuster" and/or "Mr. Schuster").

EFFECTIVE DATE
--------------
This agreement is deemed effective as of November 25, 1999.

I.       BACKGROUND
-------------------

The Corporation uses the services of Mr. Schuster as its general counsel and is satisfied with the manner, extent, and financial nature of the services provided. The Corporation also pressed Jeremy Schuster into service as its Chief Operating Officer and, while neither party contemplated this need when framing the fee contract now existing between the parties, the Corporation acknowledges the unique skills, special talents, leadership, and management capabilities of Mr. Schuster and desires to continue its working relationship therewith.

The Corporation earlier suffered through several changes in management and control and finds it in its best interests to maintain continuity through execution of a long-term employment agreement with Mr. Schuster.

The Corporation finds it in its best interests to enter into an agreement to bind Mr. Schuster to continue as Chief Operating Officer of the Corporation and its Castnet.com services and to use such agreement as a complement to the Attorney-Client Fee Contract existing between the parties, which is incorporated by reference herein. Execution of this Agreement will allow the Corporation to exploit a portion of Mr. Schuster's time at rates lower than those the Corporation would incur if operating with Mr. Schuster under an agreement for legal services while continuing to have him expend time on non-legal or managerial matters.

This Agreement is understood to be unique in that it allows Mr. Schuster to continue to provide services as counsel under the existing Attorney-Client Fee Contract and to generally segregate his duties, billing separately for the time during which he provides legal counsel or acts as an attorney for the Corporation. Mr. Schuster shall not be required, as a result of execution of this Agreement, to provide legal counsel (such counsel is and shall be governed by separate agreement).


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     SCOPE OF SERVICES

The Corporation is hiring Mr. Schuster to work as its Chief Operating Officer and to generally oversee its routine business operations. Services are expected to include liaison relating to business affairs with the Corporation's Board of Directors, appearances on behalf of the Corporation as an invitee at industry functions, and general business matters reasonably assigned by Mohamed Hadid.

     TERM

This Agreement shall extend from its Effective Date through December 31, 2003. Thereafter, this Agreement may be renewed at the election of the Corporation for one (1) year, provided written notice of such election is received by Mr. Schuster on or prior to June 30, 2001; thereafter, renewals will only be made through further negotiation and separate written agreement.

      INDEPENDENT CONTRACTOR STATUS

Mr. Schuster shall retain his independent contractor status until such time as the Corporation fully satisfies all prior existing obligations thereto or as and when mandated by applicable law. In the event Mr. Schuster at any time acts as a statutory employee, the Corporation shall provide all benefits mandated by law therefor, together with all benefits called for under this Agreement.

     OTHER ACTIVITIES

Mr. Schuster shall devote such portion of his working time and efforts (estimated at 50% of working hours) to the work scope outlined by Mohamed Hadid, Chairman of the Corporation's Board of Directors. Nothing in this Agreement shall be construed to restrict Mr. Schuster's rights or abilities to service his prior existing clients or to restrain him from developing any aspect of his law practice or other businesses. It is expressly agreed by the parties that the Corporation shall make every possible effort to allow Mr. Schuster the necessary time and opportunities to maintain and develop his practice and business opportunities. The Corporation shall not be entitled, by virtue of Mr. Schuster's service to any prior associated party, to any offset or reduction in the compensation or other benefits provided for herein.

     DISCHARGE AS COUNSEL

It was earlier agreed that the Corporation may discharge Mr. Schuster as its attorney at any time; such discharge or withdrawal shall not, however, be effective to discharge Mr. Schuster as the Chief Operating Officer or to terminate this Agreement, which is not predicated on the provision of attorney services. It is expressly understood that this Agreement is intended to bind all parties for the minimum period as stated herein.


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II.      DISCHARGE AS CHIEF OPERATING OFFICER
---------------------------------------------

The parties acknowledge that Mr. Schuster took the title of Chief Operating Officer at a time when the Corporation's common stock was trading at rates in excess of one dollar (>$1.00 U.S.) and that the plan formed by the Chairman of the Board of Directors involved a long-term "turnaround" of the company, long-term growth, and transition to status as a "fully reporting company," without concern for the trading value of the stock at any particular time in the next year and one-half. The parties stipulate that Mr. Schuster agreed to take the Chief Operating Officer title with the provision and under the condition that said title would not be taken away from Mr. Schuster (or that Mr.
Schuster's title would not be altered in any way) until the such time as the Corporation's stock returns to open trading on the OTC Bulletin Board (not on "pink sheets" or other quotation services); this provision was made to avoid the negative impact upon Mr. Schuster's resume and management history that he would incur upon earlier relinquishment of such title and is not considered an entrenchment of any kind, as the Corporation expects to complete the comment and reply process and return to open trading within four (4) months from the date hereof and is the party soliciting this Agreement. The parties further stipulate that the Corporation, under Mr. Schuster's control, already completed its initial Form 10 filing with the Securities and Exchange Commission (to transition the Corporation to status as a fully reporting company) and that such filing could not be completed without transition to the "pink sheets" because of the Corporation's failure to earlier maintain accounts and financial records in such a manner as to allow said filing.

     BILLING FORMAT/RECORDKEEPING

The Corporation acknowledges that Mr. Schuster provides descriptions of his legal services in a manner generally acceptable to Mohamed Hadid as the Chairman of the Board of Directors. While the Corporation understands the difficulties of segregating "attorney time" from "Chief Operating Officer" time, the parties agree that Mr. Schuster will generally segregate such time by extracting from his future records of legal services the actual (or a good-faith estimate of) time which did not require legal counsel, legal skill or legal expertise. Matters which are stipulated to require legal counsel, skill, or expertise include but are not limited to: stock administration, contracts review and/or drafting, shareholder disputes, settlement agreements, employee claims (i.e., DFEH claims), litigation (threatened or actual), copyright, trademark, and intellectual property matters. Nothing in this Agreement shall require Mr. Schuster to record the time he spends in fulfillment of his duties as Chief Operating Officer for the Corporation.


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


Mr. Schuster offered to provide long form descriptions of his services but the Corporation stipulated the requirement of such recordkeeping would needlessly increase Mr. Schuster's hours at significant cost to the Corporation. Corporation and Mr. Schuster therefore agree that he shall not be required to maintain or provide long-form descriptions of his services. Any provision of detailed descriptions of activities by Mr. Schuster shall not be deemed a waiver of the foregoing provisions.

Mr. Schuster may retain copies of all corporate records for his files; such records shall not be required to be retained by Mr. Schuster or returned at any time.

     ERRORS & OMISSIONS INSURANCE; GENERAL LIABILITY INSURANCE; INDEMNITY

The Corporation shall be required to obtain a policy of general liability insurance and a policy of directors' and officers' (D&O) errors and omissions insurance and to fully indemnify to Mr. Schuster to every extent permitted by law, and to incur all related costs therefor, including, but not limited to, the charges for any legal fees associated with Mr. Schuster's defense of any action relating in any way to his association with the Corporation in which he is named, directly or indirectly, as a party or in which he is called to testify or provide any information or statement.

The Corporation stipulates that it completed a new application for D&O insurance on or about November 24, 1999, and is presently awaiting return of quotations. It is noted that the policies being considered do not provide complete protection and indemnity for the Corporation's directors and officers under all circumstances; to the extent that any policy does not or fails to completely indemnify Mr. Schuster, the Corporation shall indemnify Mr. Schuster.

In the event that the Corporation fails to obtain or maintain D&O and general liability insurance (or if such policies are not obtained, lapse, or are revoked) or to fully indemnify Mr. Schuster as required, such failure and/or refusal shall be considered a material breach of this Agreement, entitling Mr. Schuster to damages as provided for as if the Corporation early terminated Mr. Schuster, in addition to any other remedies and relief available at law. Mr. Schuster shall allow the Corporation until January 3, 2000, to obtain D&O insurance and a policy of general liability insurance.

The Corporation agrees and stipulates that Mr. Schuster shall have no obligation to provide services hereunder at any time when D&O or general liability insurance policies are not in full force and effect or when the Corporation appears unable to indemnify Mr. Schuster. No delay in Mr. Schuster's assertion or rights or claims hereunder shall be considered a waiver of such claims or rights.


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


     PAYMENTS/INTEREST ON COSTS & EXPENSES

Corporation shall pay Mr. Schuster his earnings on a monthly, bi-weekly, or weekly basis (at the Corporation's election).

Corporation agrees to reimburse Mr. Schuster for all business expenses (relating to Castnet or the Corporation) incurred to date; Corporation further agrees to reimburse Mr. Schuster for all out-of-pocket expenses and other reasonable business expenses incurred including, but not limited to: all meals while providing services to Corporation, all travel to and from the Corporation's offices, all of the all meals and travel expenses for the Corporation's business outside the County of Los Angeles, all phone expenses, entertainment expenses, and all expenses relating to potential business development. In the event expenses are advanced by Mr. Schuster in the form of credit card or other debt, the Corporation shall use its best efforts to ensure Mr. Schuster receives payment in a manner which allows him to make timely payment to his creditors. In the event any costs and/or charges are incurred by error, failure or refusal of the Corporation to issue payment, the Corporation agrees that it shall reimburse Mr. Schuster for such costs and/or charges.

Reimbursement for costs shall be due within ten (10) days of submission of an expense report or request for reimbursement therefor; interest shall accrue on any unpaid costs and expenses at the rate of ten percent (10%) per annum.


CONSIDERATION: FUTURE SERVICES

Corporation agrees to pay Mr. Schuster an annual salary of two hundred thousand dollars ($200,000), pro-rated and, upon Corporation's election, deferred for 1999; for each successive year, the base salary shall be equivalent to the annual salary for the prior year plus fifteen percent (+15%). For example, in year 2000, the base salary shall be $230,000, and in year 2001, the base salary shall be $230,000 + fifteen percent (+15%) of $230,000. The fifteen percent (+15%) annual increase shall be considered as a cost-of-living related increase and shall not exclude any performance or other bonuses or grant of stock or options. The Corporation may pay additional amounts, compensation, consideration, and/or bonuses as it deems appropriate.

Corporation agrees to pay the premiums or reimburse Mr. Schuster's expenses for medical and dental insurance (and any applicable deductible payments) during the duration of this Agreement and for six (6) months thereafter.


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


As consideration for the execution of this Agreement Mr. Schuster shall receive warrants/options to purchase one hundred thousand (100,000) shares on a favored nations basis; the calculation of any warrants/options or other compensation due Mr. Schuster shall be calculated and/or determined without regard to any stock, compensation, or consideration received for services earlier provided, other than the seventy five thousand shares (75,000) shares of common stock issued to Mr. Schuster for director services, or any attorney services provided. All options and warrants shall allow Mr. Schuster the most favorable cashless exercise method allowed other directors, officers, or shareholders of the Corporation; such options shall be issued as incentive stock options when permitted by law and appropriate but the Corporation shall provide and effect a no-cost conversion of incentive stock options to nonqualified stock options in the event of Mr. Schuster's cessation of employment hereunder. Specifically, the parties understand that the Corporation's current Stock Option Plan mandates that any options provided to employees expire if not exercised within three (3) months of cessation of employment; the parties agree that in the event of cessation of Mr. Schuster's employment (for any reason), any options granted, accrued, or due will be converted by the Corporation to nonqualified stock options expiring ten (10) years from the date of grant; all options issued under this Agreement shall be noncancelleable (other than by natural expiration) and extended for a ten (10) year term. Mr. Schuster may receive additional compensation, stock, warrants, and/or options at the discretion of the Corporation.

Corporation shall bear and pay any tax liability of Mr. Schuster resulting from his receipt of stock, warrants, and/or options hereunder and treat the same as additional compensation to Mr. Schuster; this provision shall apply to any stock, warrants, and/or options converted and/or received as a result of termination or cessation of Mr. Schuster's employ.


EXPENSES, EQUIPMENT, ASSISTANT, RELATED MANAGEMENT ITEMS

The Corporation agrees to provide Mr. Schuster with the portable computers, telephones, electronic data managers (i.e., PDAs), peripherals, connectivity solutions, and software of his choice during the term of this Agreement. In the event Mr. Schuster is required to work in more than one location, the Corporation agrees to provide such additional equipment as Mr. Schuster deems appropriate for use in such locations (or reimburse him for expenditures therefor).

The Corporation agrees to provide Mr. Schuster with one (1) salaried assistant of his choice. Such assistant shall be considered an employee of the Corporation and shall be paid thereby at rates and with a compensation package to be determined by Mr. Schuster; such assistant's performance shall be subject to the oversight of Mr. Schuster and Mohamed Hadid only. Mr. Schuster may, but is not obligated to, secure the future performance of his assistant through a long-term employment agreement.


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The  Corporation  agrees to provide Mr.  Schuster with the necessary  equipment, services, and management tools to effect the plans of the Corporation and the desires of Mohamed Hadid as Chairman of the Board of Directors.

The Corporation agrees to provide Mr. Schuster with a vehicle lease or payment allowance in the amount of six hundred dollars ($600) per month, and stipulates that it earlier offered such allowance to Rod Pyle when serving on the Corporation's behalf. The Corporation states that the vehicle lease or payment allowance is intended to partially compensate Mr. Schuster for the wear and tear and necessity of use of an executive-type vehicle for travel to and from his residence in Long Beach, California. The Corporation may, at its election and in lieu of the vehicle lease or payment allowance, lease a new vehicle for Mr. Schuster and pay for all expenses associated therewith, provided such vehicle is of equal or better executive styling than his Lexus (and is reasonably acceptable to Mr. Schuster).

The Corporation recognizes that Mr. Schuster is under retainer to Crescent Capital, Ltd. and received monthly the sum of five thousand dollars ($5,000) in base compensation along with health plan and other benefits during the months of October and November, 1999. The Corporation agrees to reimburse Crescent Capital, Ltd. or its assignee for these expenditures, as the Corporation was unable to pay Mr. Schuster's bills for services rendered other than by converting debt to stock. The Corporation further agrees to reimburse Crescent Capital, Ltd. for any further expenditures made as compensation for Mr. Schuster until such time as said corporation deems Mr. Schuster available to attend to its needs in accordance with its retainer. Following receipt by Crescent Capital, Ltd. of reimbursement for expenditures referenced herein, Mr. Schuster agrees to work with the Corporation and Crescent Capital, Ltd. to adjust future attorney services billings or other future accounts to ensure that the Corporation does not pay the compensation called for hereunder in addition to amounts paid to Crescent Capital, Ltd.


TELECOMMUTING, HOLIDAYS, VACATIONS, RELIGIOUS OBSERVANCES

The Corporation recognizes the benefits of telecommuting and encourages Mr. Schuster to do so whenever possible. The Corporation agrees to extend holiday and vacation benefits on a favored nations basis. The Corporation understands that Mr. Schuster typically observes Rosh Hashonah, Yom Kippur and other selected Jewish holidays with his family in Vermont and agrees to allow him liberal leave to travel to worship with his family and remain therewith during the term of such holidays (including, but not limited to, the period extending between Rosh Hashonah and Yom Kippur), without offset, interruption, or diminution of pay or benefits. The Corporation recognizes that Mr. Schuster plans to observe Passover with his family and will allow him liberal leave to do so. Unless otherwise agreed, the Corporation shall continue to pay Mr. Schuster annualized salary payments during any vacation period. The Corporation specifically states that this Agreement shall supersede the provisions of any employment manual created by or for the Corporation and/or its subsidiaries as it applies to vacation accrual, leave policies, at-will status and/or other matters.


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


LEAVE OF ABSENCE

The Corporation recognizes the necessity for its senior management to, at times, take leaves of absence from the Corporation. The Corporation agrees to extend such leaves to Mr. Schuster on a favored nations basis, with such benefit(s) commensurate with those provided by the Corporation to Mohamed Hadid.


CHANGE IN CONTROL

The Corporation understands, agrees, and stipulates that, prior to entry into this Agreement, Mr. Schuster expressed concerns regarding potential changes in control and/or management and only agreed to work with the Company under the provision and condition that Mohamed Hadid serve as its Chairman of the Board of Directors. In the event of a leave of absence of Mohamed Hadid, the Corporation expressly agrees that Mr. Schuster is expected during such time to function in an independent fashion and shall be subject to the control of Director Jim Zelloe; in the event Jim Zelloe is not then a member of the Board of Directors, then Mr. Schuster shall be subject to control of Director Marilyn Foster; in the event Marilyn Foster is not a member of the Board of Directors, then Mr. Schuster shall be subject to control by a majority of the then-composed Board of Directors only, with the exception that, to the extent permitted by law, Mr. Schuster shall not be subject to the control of any after appointed Officer or Director (who shall be excluded from calculation of any quorum vote for purposes of any control or management issue relating to Mr. Schuster's employ). In the event no prior-appointed Director remains, Mr. Schuster may, at his election, function independently or elect to have the Corporation pay severance in accordance with the "pay or play" provisions of this Agreement hereinbelow.


TERMINATION & SEVERANCE PACKAGE

In the event that there is a change in control or composition of the Board of Directors, Mr. Schuster or the majority of the then constituted Board of Directors may elect, in their discretion, to sever this Agreement, at which time the Corporation shall pay (in addition to all consideration then owed) an amount equivalent to the compensation and benefits that would otherwise be due Mr. Schuster under this Agreement for the period extending from the date of election through the expiration of one year thereafter (nothing in this Section shall be construed, however, to abrogate or diminish the mandates or provisions of
Section VIII (Discharge of Chief Operating Officer) hereof). In the event of exercise of such election, the Corporation shall additionally provide, allow, or otherwise pay Mr. Schuster for use of a presentable, secure office (in keeping with the appearance and favorable location of the office most recently supplied during the active term hereof), use of his assistant for a period of three (3) months, to retain all equipment for a period of nine (9) months, and other


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


reasonable use of equipment and facilities to plan and execute his transition from the Corporation in a beneficial manner, all to be paid for by the Corporation without charge to Mr. Schuster. Nothing in this Section shall abrogate, diminish, or extinguish the terms of any employment agreement for Mr. Schuster's assistant. Apart from the event of a change in control, Mr. Schuster may terminate this agreement upon the expiration of ten (10) days written notice to the Corporation; in case of such event, Mr. Schuster shall, at a minimum, retain all salary, stock, options, warrants and other benefits granted, vested, or earned through the later of a) the date such termination notice is accepted by the Board of Directors of the Corporations in fully-executed resolutions or
b) ten days (10) following the date such termination notice is tendered to the Corporation or c) Mr. Schuster's last date of employment hereunder; the Corporation shall convert all incentive stock options granted or otherwise owed to Mr. Schuster to nonqualified stock options, as provided for in this Agreement and in accordance with his Favored Nations status; the Corporation shall also pro-rate and compensate Mr. Schuster through payment or grant of any other stock, options, warrants, or other benefits which would otherwise be earned on an annualized or other time-restricted basis. For example, if other directors receive two hundred thousand (200,000) shares for each year of service to the Board of Directors,and Mr. Schuster's last date of employment was six (6) months after being appointed to said Board, he would be entitled to one hundred thousand (100,000) shares therefor, together with any other compensation and/or benefits due or accrued.


STATEMENTS REGARDING MR. SCHUSTER

In the event of any dispute, conflict, or early or other termination of this Agreement, the Corporation shall refrain from the making, issuance, or utterance (directly or indirectly) of any statement or opinion which could reflect Mr. Schuster or his performance in anything less than a favorable light; in sum, the Corporation agrees that it shall use its best efforts to ensure that its statements always present and reflect Mr. Schuster in a positive manner beneficial to the advancement of his business interests. The foregoing duties shall continue until the expiration of one (1) year after what would otherwise be the natural expiration of this Agreement.


LIMITATIONS OF SERVICE/DISCLAIMER OF GUARANTEE

Mr. Schuster shall not be required to provide any legal counsel under this agreement. No legal advice or legal counsel provided by Mr. Schuster shall be considered to act as a waiver of this provision, regardless of the scope or nature of such advice or counsel.

Mr. Schuster shall not be required to provide any services to the Corporation outside of California.


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


Nothing in this Agreement or Mr. Schuster's statements to the Corporation will be construed as a promise or guarantee about the outcome of any other matter; Mr. Schuster makes no such promises or guarantees and does not guarantee that the outcome of any matter or plan. Mr. Schuster's comments about the Corporation's matters are expressions of opinion only.


CONFLICT OF INTEREST

The Corporation is aware that Mr. Schuster earlier represented the following individuals and/or entities:

                             Mr. Mohamed Hadid
              Mr. Mark Dilullo; Threshold Technologies, Inc.
                          Crescent Capital, Ltd.
                       Hadid Development Corporation

The Corporation expressly waives any perceived or actual conflict of interest which exists or may arise as a result of Mr. Schuster's representation of the parties referenced hereinabove.


CONVERSION OF DEBT

In the event Corporation is unable to remit funds to Mr. Schuster for the any charges incurred (the Corporation's "debt"), Mr. Schuster may, at his election, convert any portion or whole of such debt in accordance with the most favored manner of conversion provided to any other director or promissory note holder.

Nothing in this Section shall mandate conversion of debt to stock by Mr. Schuster. All provisions hereof are subject to the Favored Nations mandates included hereinbelow. No delay or failure to request issuance of stock, or adjustment or recalculation of any prior issuance, or application of favored nations status (as referenced hereinbelow) shall be considered a waiver of any portion of this Agreement or an applicable defense by the Corporation, which expressly states that it expects Mr. Schuster to refrain from enforcement of such recalculation provisions during January, 2000 (and at other times in accordance with Mr. Schuster's discretion). In the event Corporation does perform or does not have sufficient authorize shares to meet its obligations hereunder, and conversion during said period would have entitled Mr. Schuster to a greater number of shares if the Corporation performed or had the ability to perform, Mr. Schuster shall be entitled to the greater number of shares that he otherwise would have received if the Corporation had performed or had the ability to perform.


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


FAVORED NATIONS

Corporation agrees and stipulates that Mr. Schuster is to be treated as a favored party with respect to all aspects of this Agreement and any consideration due hereunder. Corporation agrees and stipulates that Mr. Schuster is to be treated no less favorably than any member of the Corporation's Board of Directors other than Mohamed Hadid as Chairman of said Board and any Chief Executive Officer; for this reason, this Agreement shall be deemed modified to favor, reflect, and include any and all compensation and benefits relating to employment presently or hereafter more favorably enjoyed by or offered to any employee or member of the Board of Directors (as stated hereinabove) including, but not limited to, contract provisions, stock incentives granted for execution of any agreement to provide services, stock and/or options as compensation or benefits for providing consultation, employment or services, offer(s) to buyback shares, any conversion rates applied, recalculation and additional issuances based upon reverse split, stock price decline, change in capitalization, dilution, method of exercise of options, ownership date of stock, registration rights, voting rights, treatment in the event of merger, reverse merger, acquisition or sale, discharge/severance packages, benefits, and "pay or play" provisions; .the foregoing provisions shall additionally apply to any acquirer of the Corporation; with respect to the Corporation, the foregoing shall be considered retroactive to July, 1999, and shall cause adjustment to ensure the compensation, benefits, stock, options, and warrants Mr. Schuster receives as a director for his first (and any other) year of service is no less favorable than that which was or is provided to any other director of the Corporation, with the exceptions stated hereinabove. When calculating or applying Favored Nations status, the Corporation shall not consider any compensation, benefits, stock, options, and warrants Mr. Schuster may have received, been entitled to receive, or which are due from or through his separate Attorney Client Fee Contract.


STIPULATIONS REGARDING STOCK & OPTION ISSUANCE

The Corporation acknowledges, agrees, and stipulates that the value of any stock, warrants, and/or options granted under this Agreement is zero and shall be deemed by the Corporation to be zero ($0.00) during the period of any restriction affecting trade of the same (regardless of the value reflected on any financials schedules). Mr. Schuster shall be entitled, at a minimum, to piggyback registration rights on all shares; nothing in this section is intended to waive or diminish the otherwise favorable effect of application of the Favored Nations status referenced hereinabove.

Because Mr. Schuster functions as counsel for the Corporation, the parties acknowledge that there may be some difficulty in clearing for trade any stock issued with a Rule 144 restrictive or other legend without the written opinion of counsel. The Corporation stipulates that it will pay for all costs and attorney's fees incurred to obtain the written legal opinions of outside counsel deemed by Mr. Schuster to be reasonably necessary to ensure that such stock is tradeable immediately upon expiration of one (1) year from the effective date of any stock issuance. Time shall be considered of the essence in obtaining the aforereferenced letters.

CONSIDERATION: PRIOR SERVICES

Nothing in this Agreement is intended to abrogate, extinguish, or otherwise affect any consideration due for prior services to the Corporation or any Agreement existing between the parties hereto. This Agreement shall be considered complementary to any earlier agreements but shall be effective to function independently in the event Mr. Schuster ceases to provide services as legal counsel at any time.


SEVERABILITY

The Corporation agrees that this contract shall continue and be given full force and effect under California law regardless of any typographical or other error that may have occurred in its drafting or preparation. The Corporation further agrees that this document is severable and that if any provision hereof is found unenforceable or unlawful, the offending provision(s) shall be considered modified to the extent necessary to comply with law (or excised in the event modification cannot be made) and the remainder of the contract shall continue in full force and effect. The parties stipulate that they participated jointly in the drafting of this Agreement and that its provisions shall not be held or construed in any manner more or less favorable to any party because he, she, or it was the drafter thereof.

     DISPUTE RESOLUTION

To the extent permitted by law, the Corporation waives its rights to a jury trial, non jury trial, any and all actions which may be filed a result of execution, performance, non-performance or breach of this Agreement including, but not limited to, those claims alleging negligence, breach of contract, breach of fiduciary duty, fraud, and negligent misrepresentation, in favor of mediation and, failing to reach an agreement through mediation, through arbitration by a single arbitrator. The parties agree and stipulate to jurisdiction and venue in the City of Long Beach, County of Los Angeles in the State of California; all disputes shall be heard therein. In the event that the Corporation breaches this Agreement, Mr. Schuster shall be entitled to the costs and fees associated with resolution of and/or redress of such breach(es), claims, actions or proceedings.


STATE BAR RULE 3-300

The Corporation is informed that the State Bar Rule of Professional Conduct 3-300 provides:

"A member of the state Bar shall not enter into a business transaction with a client, or knowingly acquire an ownership, possessory, security, or other pecuniary interest adverse to a client, unless each of the following requirements has been satisfied: (A) The transaction or acquisition and its terms are fair and reasonable to the client and are fully disclosed and transmitted in writing to the client in a manner and terms which should have been reasonably understood by the client; and (B) The client is advised in writing that the client may seek the advice of an independent lawyer of the client's choice and is given reasonable opportunity to seek that advice; and (C) The client thereafter consents in writing to the terms of the transaction or the terms of the acquisition."

By its execution of this Agreement, the Corporation agrees and stipulates that all conditions of the aforereferenced Rule of Professional Conduct have been satisfied and that the Corporation desires and consents to the terms of this Agreement.

The Corporation stipulates that it was advised by Mr. Schuster that any employment agreement provided to him may not be deemed an "arms length" transaction and to seek independent legal counsel regarding and prior to formation of this Agreement; the Corporation stipulates that it either received such counsel or was provided sufficient opportunity to do so and declined.

//continued for signatures//

                                   ACCEPTANCE


BY SIGNING THIS  AGREEMENT,  ALL PARTIES ARE AGREEING TO HAVE ALL ISSUES DECIDED
BY  MEDIATION  AND,  FAILING  A  RESOLVE  THROUGH  MEDIATION,   THROUGH  NEUTRAL
ARBITRATION, AND ARE GIVING UP THEIR RIGHT TO A JURY OR COURT TRIAL.

I/We have read and understood the terms of the foregoing Agreement and agree to them.


Signature:        _______________________________________
                  Mohamed Hadid, Chairman, Board of Directors
                  For The Entertainment Internet, Inc., a Nevada corporation



Signature:        _______________________________________
                  Jeremy G. Schuster